UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
Zentalis Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZENTALIS PHARMACEUTICALS, INC.
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2023

May 10, 2023
Dear Zentalis Stockholder,
The proxy statement for the 2023 Annual Meeting of Stockholders (the “Proxy Statement”) of Zentalis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to be held on June 16, 2023 (the “Annual Meeting”), was filed with the U.S. Securities and Exchange Commission on April 28, 2023. Since then, there have been developments regarding the Board of Directors (the “Board”) of the Company. We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement (the "Supplement"). This Supplement should be read in conjunction with the Proxy Statement.
Recent Developments Regarding the Board of Directors
On and effective May 8, 2023, the Board increased its size from six to seven directors and appointed Diana Hausman, M.D., as a Class I director. Dr. Hausman's initial term is scheduled to expire at the Company's 2024 Annual Meeting of Stockholders, subject to the election and qualification of her successor and her earlier death, resignation or removal. Dr. Hausman has also been appointed to serve on the Compensation Committee of the Board (the "Compensation Committee") and the Nominating and Corporate Governance Committee of the Board (the "Nominating Committee").
Dr. Hausman is entitled to receive compensation for her service as a director in accordance with the Company's Non-Employee Director Compensation Program applicable to all non-employee directors (the "Director Compensation Program"), which provides for an annual retainer of $45,000 for her Board service, and additional annual retainers of $7,500 for her service as a member of the Compensation Committee and $5,000 for her service as a member of the Nominating Committee.
In accordance with the Director Compensation Program, as a new non-employee director, Dr. Hausman was granted restricted stock units ("RSUs") covering 39,732 shares of the Company's common stock on May 8, 2023, which number of shares was determined by dividing (i) $800,000, by (ii) the average closing price per share of the Company's common stock for the thirty (30) calendar days preceding the date of grant. The initial RSU grant vests over three years with one-third of the underlying shares vesting on each of the first, second and third anniversaries of the date of grant.

Also in accordance with the Director Compensation Program, after Dr. Hausman has served on the Board for at least six months, Dr. Hausman is entitled to receive an annual equity grant on the date of the Company's annual meeting of stockholders of RSUs covering that number of shares of the Company's common stock as is determined by dividing (i) $425,000, by (ii) the average closing price per share of the Company's common stock for the thirty (30) calendar days preceding the grant date. Annual RSU awards granted to non-employee directors vest in full on the first to occur of (i) the first anniversary of the applicable grant date, and (ii) the next occurring annual meeting of the Company's stockholders.

Pursuant to the Director Compensation Program, the initial and annual equity awards granted to Dr. Hausman under the Director Compensation Program vest in full upon a change in control and, in each case, are subject to Dr. Hausman's continued service through the applicable vesting date.

Dr. Hausman has also entered into the Company's standard indemnification agreement for directors and officers.

Dr. Hausman does not beneficially own any shares of the Company’s common stock.

The Board determined that Dr. Hausman qualifies as “independent” in accordance with the listing requirements of The Nasdaq Stock Market, or Nasdaq, and that she qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Additionally, effective as of May 8, 2023, David Johnson ceased to serve as a member of the Nominating Committee and the Board appointed Jan Skvarka, Ph.D., as Chairperson of the Nominating Committee.
Impact on Voting at the Annual Meeting
Stockholders do not need to take any action if they have already voted their shares for the Annual Meeting. All of the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Annual Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.

If you have already voted and wish to change your vote based on any of the information contained in this Supplement or otherwise, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. Important information regarding how to vote your shares of common stock and how to revoke or change a proxy already given is described in the Proxy Statement under the section titled “Questions and Answers About the 2023 Annual Meeting of Stockholders—Can I change or revoke my vote after I submit my proxy?”

Biographical Information of New Class I Director

Diana Hausman, M.D., has served as a member of our Board since May 2023. Dr. Hausman is currently serving as Chief Medical Officer of Link Immunotherapeutics, Inc., a cancer therapies biotechnology company, a position she has held since March 2022. From June 2021 to January 2022, Dr. Hausman served as Chief Medical Officer of Lengo Therapeutics, Inc., or Lengo, a precision oncology company that was acquired by Blueprint Medicines Corporation (Nasdaq: BPMC). Prior to joining Lengo, Dr. Hausman served as Chief Medical Officer of Zymeworks Inc. (Nasdaq: ZYME), a biotechnology company, from June 2016 to May 2021. Previously, Dr. Hausman served as Chief Medical Officer of Oncothyreon, Inc. (now known as Cascadian Therapeutics, Inc.), a biopharmaceutical company that was acquired by Seattle Genetics, Inc. (Nasdaq: SGEN), and held positions of increasing responsibility at ZymoGenetics, Inc. (acquired by Bristol-Myers Squibb Company (NYSE: BMY)), Berlex Laboratories, Inc. (merged into Bayer HealthCare Pharmaceuticals Inc.) and Immunex Corporation (acquired by Amgen Inc. (Nasdaq: AMGN)). Dr. Hausman has been serving as a member of the Board of Directors of Immuneering Corporation (Nasdaq: IMRX), a clinical-stage oncology company, since January 2022. Dr. Hausman received her internal medicine and specialty training in hematology and medical oncology at the University of Washington, Seattle, WA. She received an M.D. from the University of Pennsylvania and an A.B in biology from Princeton University. We believe Dr. Hausman’s extensive experience in the biopharmaceutical industry, including her focus on oncology, qualifies her to serve on our Board.

Sincerely,

/s/ Kimberly Blackwell, M.D.
Kimberly Blackwell, M.D.
Chief Executive Officer